EXHIBIT 99.1

Community Partners Bancorp Reports Strong Second Quarter 2011 Results

  Net income to common shareholders increases 34.5%
  Non-interest income rises 80.8% driven by OREO recoveries and SBA lending
  Net interest income rises 4.6%
  Non-performing assets remain stable
  Strong quarterly core checking deposit growth, up 12.8%

MIDDLETOWN, N.J., July 25, 2011 (GLOBE NEWSWIRE) -- Community Partners Bancorp (Nasdaq:CPBC), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced results for the quarter ended June 30, 2011.

For the quarter ended June 30, 2011, the Company reported net income available to common shareholders of $935,000, or $0.12 per diluted share, compared to $695,000, or $0.09 per diluted share, for the same period in 2010, an increase of $240,000, or 34.5%. On a linked quarter basis, second quarter 2011 net income available to common shareholders increased $155,000, or 19.9%, from first quarter 2011 results. All share and per share data for all referenced reporting periods have been adjusted for the 5% stock dividend paid on October 22, 2010 to shareholders of record as of September 24, 2010.

For the six months ended June 30, 2011, the Company reported net income available to common shareholders of $1.7 million, or $0.22 per diluted share, an increase of $530,000, or 44.7%, over the $1.2 million, or $0.16 per diluted share, reported for the same period in 2010.

Total assets as of June 30, 2011 were $676.8 million, compared with $636.8 million at December 31, 2010. Total loans at June 30, 2011 were $520.4 million, compared with $513.0 million at December 31, 2010, and total deposits at June 30, 2011 were $561.0 million, compared with $524.5 million at December 31, 2010.

William D. Moss, President and Chief Executive Officer stated, "We continue to be pleased with the earnings momentum we have achieved so far this year but remain cautiously optimistic for the second half of 2011 in this challenging economy. Our focus on relationship building is evidenced in our strong quarterly growth in core checking accounts. Loans, even though relatively unchanged from March 31, 2011, are up $7.4 million, or 1.5% from year-end 2010. Our SBA loan program has proven to be successful and now provides an additional means by which we can meet the borrowing needs of customers in our marketplace. Also, we liquidated three OREO properties totaling $895,000 for a pre-tax net gain of $305,000 during the quarter. The recovery realized on the sale of these properties reflects our credit culture and conservative underwriting standards."

The Company maintained capital ratios in the second quarter of 2011 that were in excess of regulatory standards for well-capitalized institutions. At June 30, 2011, Community Partners Bancorp's Tier 1 capital to average assets ratio was 9.76%, Tier 1 capital to risk-weighted assets ratio was 11.44% and total capital to risk-weighted assets ratio was 12.67%. These ratios continued to improve compared to the Company's capital ratios at December 31, 2010.

Results for the quarter ended June 30, 2011 include:

  net gain of $305,000 resulting from the sale of the three OREO properties totaling $895,000;
  gains on the sale of SBA loans totaling $80,700;
  a loan loss provision of $600,000, which was $75,000 more than the first quarter of 2011 provision. During the quarter ended June 30, 2011, $370,000 of net charge-offs and partial write-downs were taken against the allowance for loan losses in connection with four credits which had been previously reserved for;
  a $100,000 write-down on an existing OREO property and a $75,000 write-down on a property held for sale, in each case to reflect the declining valuations in the current real estate market; and
  OREO and impaired net loan expense increased by $128,000 from the first quarter of 2011 and increased by $184,000 from the same period last year due primarily to the above-mentioned $100,000 write-down.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended June 30, 2011 totaled $6.5 million, an increase of $285,000, or 4.6%, over the same period in 2010. This increase was due to a continued improvement in the mix of average interest-earning assets coupled with lower deposit rates and a higher level of core checking deposits. A portion of the Company's excess liquidity was deployed to fund loans, which increased an average of $9.9 million during the second quarter 2011 when compared to the same period last year. Accordingly, our yield on interest-earning assets improved by 3 basis points. Additionally, our cost of interest-bearing liabilities declined by 17 basis points due to a combination of lower deposit costs and increased balances in core checking deposits, which rose an average of $7.2 million, or 9.1%, during the second quarter of 2011 compared to the same period in 2010. On a linked quarter basis, net interest income increased by $162,000, or 2.6%, from the $6.3 million earned in the first quarter of 2011. Net interest income for the six months ended June 30, 2011 totaled $12.8 million, an increase of $779,000, or 6.5%, over the same period in 2010.

The Company reported a net interest margin of 4.23% for the quarter ended June 30, 2011, representing a decrease of 10 basis points when compared to the 4.33% net interest margin for the quarter ended March 31, 2011. This was primarily due to a higher cash liquidity position resulting from deposit growth. Net interest margin increased 19 basis points compared to the 4.04% net interest margin reported for the comparable three months ended in 2010, primarily resulting from lower deposit rates, increased balances in core checking accounts and an improvement in our earning asset mix. These improvements increased the net interest margin for the six month period ended June 30, 2011 to 4.28%, an increase of 28 basis points when compared to the six months ended June 30, 2010 net interest margin of 4.00%.

Non-Interest Income

Non-interest income for the quarter ended June 30, 2011 totaled $868,000, an increase of $388,000, or 80.8%, compared to the same period in 2010. On a linked quarter basis, non-interest income increased by $432,000, or 99.1% from the first quarter of 2011. The increase in both periods was primarily due to the $305,000 of net gains on the sale of three OREO properties and the $80,700 gain on the sale of SBA loans recorded during the quarter ended June 30, 2011. For the six months ended June 30, 2011, non-interest income increased $298,000, or 29.6%, from the same period in 2010. This increase for the six month period was due primarily to the above-mentioned gains offset in part by lower fees generated by our residential mortgage department.

Non-Interest Expense

Non-interest expense for the quarter ended June 30, 2011 totaled $5.1 million, an increase of $371,000, or 7.9%, compared to the same period in 2010. On a linked quarter basis, non-interest expense increased $266,000, or 5.6%, from the $4.8 million reported for the first quarter of 2011. These increases were due primarily to higher salary and benefit costs resulting in part to the expansion of our lending division, annual increases and rising medical health care costs. Additionally, OREO and impaired loan expenses were higher due to the write-down on an existing OREO property coupled with an increase in other expenses resulting from the write-down taken on a property held for sale. Non-interest expense for the six months ended June 30, 2011 totaled $9.8 million, an increase of $473,000, or 5.1%, over the same period in 2010, due primarily to the items discussed above.

Balance Sheet Activity

As previously noted, total assets as of June 30, 2011 were $676.8 million, an increase of 6.3% compared to $636.8 million as of December 31, 2010. Total loans as of June 30, 2011 were $520.4 million, an increase of 1.4% compared to $513.0 million reported at December 31, 2010 due primarily to an increase in commercial real estate loans. Total deposits as of June 30, 2011 were $561.0 million, an increase of 7.0%, compared with $524.5 million as of December 31, 2010. Core checking deposits at June 30, 2011 increased 18.4% when compared to year-end 2010, resulting primarily from increased business and consumer activity, while savings accounts, inclusive of money market deposits, increased 0.5%. Additionally, time deposits increased 10.2% over this same period.

Asset Quality

The Company's non-performing assets decreased to $13.6 million at June 30, 2011 as compared with $13.9 million at March 31, 2011 and $13.7 million at December 31, 2010. Non-accrual loans were $6.0 million at June 30, 2011 compared to $6.2 million at March 31, 2011 and $5.6 million at December 31, 2010. OREO properties were at $7.6 million as of June 30, 2011, down from the $7.7 million at March 31, 2011 and $8.1 million at December 31, 2010. The decline in the OREO balance of $55,000 during the quarter was due to three sales totaling $895,000 and a $100,000 write-down on an existing OREO property, partially offset by the addition of two new OREO properties totaling $588,000 and $352,000 of capitalized construction costs related to the build-out of a residential OREO property.

The Company's non-performing assets at June 30, 2011, as a percentage of total assets were 2.01%, down from the 2.13% at March 31, 2011 and 2.16% reported at December 31, 2010. Troubled Debt Restructured loans totaled $7.9 million at June 30, 2011, an increase from the $4.9 million at March 31, 2011 and $5.4 million reported at December 31, 2010. The increase for both periods is primarily due to one commercial real estate loan totaling $2.6 million, which is well collateralized.

As of June 30, 2011, the Company's allowance for loan losses was $6.8 million compared to $6.2 million as of December 31, 2010. Loss allowance as a percentage of total loans at June 30, 2011 was 1.31% compared to 1.25% at March 31, 2011 and 1.22% at December 31, 2010. During the quarter ended June 30, 2011, $370,000 of net charge-offs were taken in connection with four credits that had previously been reserved for.

About the Company

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statement

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," "should", "projects" or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements, and no undue reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; passage by Congress of a law which unilaterally amends the terms of the Treasury's preferred stock investment in Community Partners in a way that adversely affects Community Partners; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners' operations or earnings; a decline in the economy in Community Partners' primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect Community Partners' results, see Community Partners' filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2010. The statements in this press release are made as of the date of this press release, even if subsequently made available by Community Partners on its website or otherwise. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)
Selected Period End Balances:	June 30, 2011	December 31, 2010	June 30, 2010
Total Assets	$ 676,843	$ 636,843	$ 657,018
Fed Funds Sold	--	7,000	7,000
Investment Securities and Restricted Stock	51,152	47,328	43,683
Total Loans	520,418	512,994	511,514
Allowance for Loan Losses	(6,802)	(6,246)	(6,689)
Goodwill and Other Intangible Assets	18,635	18,741	18,856
Total Deposits	560,952	524,471	551,711
Repurchase Agreements	16,373	14,857	16,064
Long-term Debt	13,500	13,500	7,500
Shareholders' Equity	82,462	80,188	78,303
Asset Quality Data:	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010
Nonaccrual loans	$ 5,997	$ 6,218	$ 5,649	$ 13,137
Loans past due over 90 days and still accruing	--	--	--	--
OREO property	7,631	7,686	8,098	--
Total Non-Performing Assets	13,628	13,904	13,747	13,137

Troubled Debt Restructured Loans	7,887	4,895	5,435	5,027

Non-Performing Loans to Total Loans	1.15%	1.19%	1.10%	2.57%
Allowance as a % of Loans	1.31%	1.25%	1.22%	1.31%
Non-Performing Assets to Total Assets	2.01%	2.13%	2.16%	2.00%
	June 30, 2011			December 30, 2010
Capital Ratios:	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio
Community Partners Bancorp	9.76%	11.44%	12.67%	9.75%	11.19%	12.33%
Two River Community Bank	9.75%	11.43%	12.65%	9.73%	11.16%	12.31%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%
	Three Months Ended			Six Months Ended
Selected Consolidated Earnings Data:	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Total Interest Income	$ 7,843	$ 7,645	$ 7,788	$ 15,488	$ 15,446
Total Interest Expense	1,348	1,312	1,578	2,660	3,397
Net Interest Income	6,495	6,333	6,210	12,828	12,049
Provision for Loan Losses	600	525	700	1,125	1,400
Net Interest Income after Provision for Loan Losses	5,895	5,808	5,510	11,703	10,649

Other Non-Interest Income	868	436	480	1,304	1,006
Total Non-Interest Income	868	436	480	1,304	1,006

FDIC Insurance Expense	163	227	252	390	516
Other Non-Interest Expenses	4,889	4,559	4,429	9,448	8,849
Total Non-Interest Expenses	5,052	4,786	4,681	9,838	9,365

Income before Income Taxes	1,711	1,458	1,309	3,169	2,290
Income Tax Expense	633	535	471	1,168	819
Net Income	1,078	923	838	2,001	1,471

Preferred Stock Dividend & Discount Accretion	143	143	143	286	286

Net Income available to common shareholders	$ 935	$ 780	$ 695	$ 1,715	$ 1,185

Per Common Share Data:
Basic Earnings	$ 0.12	$ 0.10	$ 0.09	$ 0.22	$ 0.16
Diluted Earnings	$ 0.12	$ 0.10	$ 0.09	$ 0.22	$ 0.16
Book Value				$ 9.63	$ 9.23
Tangible Book Value (1)				$ 7.19	$ 6.73
Average Common Shares Outstanding (in thousands):
Basic	7,652	7,625	7,553	7,630	7,544
Diluted	7,804	7,801	7,649	7,787	7,601

Other Selected Ratios:
Return on Average Assets	0.65%	0.57%	0.51%	0.61%	0.45%
Return on Average Tangible Assets (1)	0.66%	0.59%	0.52%	0.63%	0.46%
Return on Average Equity	5.26%	4.57%	4.30%	4.92%	3.79%
Return on Average Tangible Equity (1)	6.81%	5.95%	5.66%	6.39%	5.00%
Net Interest Margin	4.23%	4.33%	4.04%	4.28%	4.00%

(1) Non-GAAP Financial Information. See the "Reconciliation of Non-GAAP Financial Measures" below.
Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "tangible book value per share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

	As of and for the Three Months Ended			As of and for the Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Book value per common share				$ 9.63	$ 9.23
Effect of intangible assets				(2.44)	(2.50)
Tangible book value per common share				$ 7.19	$ 6.73

Return on average assets	0.65%	0.57%	0.51%	0.61%	0.45%
Effect of intangible assets	0.01%	0.02%	0.01%	0.02%	0.01%
Return on average tangible assets	0.66%	0.59%	0.52%	0.63%	0.46%

Return on average equity	5.26%	4.57%	4.30%	4.92%	3.79%
Effect of average intangible assets	1.55%	1.38%	1.36%	1.47%	1.21%
Return on average tangible equity	6.81%	5.95%	5.66%	6.39%	5.00%
CONTACT: William D. Moss, President & CEO
         Community Partners Bancorp
         732-706-9009 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Community Partners Bancorp
         732-216-0167 rabrahamian@tworiverbank.com